Exhibit 99.1

NEWS RELEASE

Green Plains Reports Fourth Quarter and Full-Year 2012 Financial Results

Results for the Fourth Quarter of 2012

•	Net income of $33.0 million, or $0.94 per diluted share

•	Net income of $6.7 million, or $0.21 per diluted share, excluding the gain on the sale of agribusiness assets

Results for the Full Year of 2012

•	Net income of $11.8 million, or $0.39 per diluted share

OMAHA, NEB. (GLOBE NEWSWIRE) – February 6, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the fourth quarter and full year ended December 31, 2012. Net income attributable to Green Plains for the full year of 2012 was $11.8 million, or $0.39 per diluted share, compared to net income of $38.4 million, or $1.01 per diluted share, in 2011. Revenues were $3.5 billion for 2012 compared to $3.6 billion in 2011.

For the quarter ended December 31, 2012, net income attributable to Green Plains was $33.0 million, or $0.94 per diluted share, compared to $13.3 million, or $0.36 per diluted share, for the same period in 2011. Revenues were $883.7 million for the fourth quarter of 2012 compared to $922.8 million during the same period in 2011.

“All of our business segments reported positive operating income during both the fourth quarter and the last half of 2012. We believe this demonstrates the effectiveness of our low-cost platform and our ability to manage risk. For the fourth year in a row, our business was profitable and, with the sale of the 12 grain elevators, we continue to focus on creating value for our shareholders,” stated Todd Becker, President and Chief Executive Officer. “We ended 2012 with $280 million in cash and the lowest ethanol plant debt in our history. This positions us for the future to take advantage of growth and diversification opportunities and to continue to withstand the cyclicality of our business.”

“The forward curve for ethanol margins has not given our team a reason to execute significant amounts of forward hedges. Recently, nearby margins have recovered somewhat but remain below historical levels. With that said, our growth in non-ethanol operating income over the last two years will continue to cushion the effect of a compressed margin structure,” said Becker. “We expect to generate over $60 million of non-ethanol operating income this year, even considering the recent sale of certain agribusiness assets.”

In December 2012, Green Plains completed the previously-announced sale of 12 grain elevators located in northwestern Iowa and western Tennessee. The sale resulted in an after-tax gain of $26.3 million which is included in fourth quarter 2012 results. Excluding the gain on the sale of agribusiness assets, net income attributable to Green Plains was $6.7 million, or $0.21 per diluted share, for the fourth quarter.

“Over the next two years, we plan to realign our agribusiness investment,” stated Becker. “We plan to add between five and ten million bushels of grain storage capacity per year. These assets will be located around our ethanol plants to take advantage of our current infrastructure and enhance our corn origination and trading capabilities. Redefining our agribusiness strategy in this way should allow us to leverage our seven million ton processing capacity to aggressively compete for first-handle grain margins. This minimal investment per bushel should provide solid long-term returns for our shareholders.”

Full-year 2012 EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $115.5 million compared to $148.6 million in 2011. Green Plains had $280.1 million in total cash and equivalents and $121.4 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at December 31, 2012. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

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2012 Business Highlights

•

BioProcess Algae initiated and completed construction of Phase III Grower HarvesterTM reactors in Shenandoah, Iowa. Construction of Phase IV, involving an additional 4.25 acres of reactors and a new downstream processing facility, has begun with completion expected in September 2013. BioProcess Algae and a subsidiary of Bioseutica BV entered into a commercial agreement for the production of EPA-rich Omega-3 oils for use in concentrated EPA products for nutritional and/or pharmaceutical applications. Under the agreement, BioProcess Algae will supply microalgal oils which will be refined by Bioseutica to produce highly-concentrated vegetable sourced EPA oils.

•	In December, BlendStar LLC, a wholly-owned subsidiary of Green Plains, completed construction and began operations at its 96-car unit train terminal in Birmingham, Ala. The terminal is served by the BNSF Railway and has a throughput capacity of 300 million gallons of ethanol annually. This facility expands the geographic footprint of the Company’s downstream distribution capabilities. The Birmingham terminal has 160,000 barrels of storage and a four-lane covered truck rack, both with expansion capabilities.

•	Green Plains completed the sale of 12 grain elevators located in northwestern Iowa and western Tennessee in December 2012. The sale included approximately 32.6 million bushels of the Company’s reported agribusiness grain storage capacity and all of its agronomy and retail petroleum operations. The sale resulted in an after-tax gain of $26.3 million which is included in fourth quarter 2012 results.

•	In March 2012, Green Plains repurchased 3.7 million shares of its common stock from a subsidiary of NTR plc for $37.2 million. The Company issued a one-year promissory note for $27.2 million and paid cash for the balance of the repurchase.

Conference Call

On February 7, 2013, Green Plains will hold a conference call to discuss its fourth quarter and full-year 2012 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 12:00 p.m. ET / 11:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-471-3843 and the international dial-in number is 719-325-2463. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through February 14, 2013.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$883,707	$922,791	$3,476,870	$3,553,712
Cost of goods sold	841,736	870,738	3,380,099	3,381,480

Gross profit	41,971	52,053	96,771	172,232
Selling, general and administrative expenses	(20,669)	(19,869)	(79,019)	(73,219)
Gain on disposal of assets	47,133	—	47,133	—

Operating income	68,435	32,184	64,885	99,013

Other income (expense)
Interest income	47	87	191	310
Interest expense	(8,780)	(9,206)	(37,521)	(36,645)
Other, net	(540)	(309)	(2,399)	(779)

Total other income (expense)	(9,273)	(9,428)	(39,729)	(37,114)

Income before income taxes	59,162	22,756	25,156	61,899
Income tax expense	26,142	9,495	13,393	23,686

Net income	33,020	13,261	11,763	38,213
Net loss attributable to noncontrolling interests	3	5	16	205

Net income attributable to Green Plains	$33,023	$13,266	$11,779	$38,418

Earnings per share:
Basic	$1.11	$0.40	$0.39	$1.09

Diluted	$0.94	$0.36	$0.39	$1.01

Weighted average shares outstanding:
Basic	29,691	32,905	30,296	35,276

Diluted	36,178	39,467	30,463	41,808

Revenues decreased $39.1 million for the three months ended December 31, 2012 compared to the same period in 2011 primarily due to lower ethanol revenues. The decline in ethanol revenues was due to lower volumes sold and lower average prices. Gross profit decreased $10.1 million for the three months ended December 31, 2012 compared to the same period in 2011 primarily as a result of unfavorable ethanol production margins. Operating income increased by $36.3 million primarily due to a gain on the sale of agribusiness assets offset by lower ethanol production margins. The Company recorded income tax expense of $26.1 million for the three months ended December 31, 2012 compared to $9.5 million for the same period in 2011. The effective tax rate increased for the three months ended December 31, 2012, which impacted the overall effective tax rate for 2012, as a result of adjustments in state tax rates and tax credits primarily resulting from the sale of agribusiness assets.

Weighted average shares outstanding decreased due to share repurchases that were completed in September 2011 and in March 2012. Weighted average shares outstanding for diluted earnings per share purposes for the three and twelve months ended December 31, 2011, and for the three months ended December 31, 2012, reflect additional shares outstanding under the as-if-converted method of accounting for the convertible notes. For the twelve months ended December 31, 2012, the Company’s net income and weighted average number of common shares outstanding are not adjusted since the effect would be antidilutive. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income (loss) attributable to Green Plains	$33,023	$13,266	$11,779	$38,418
Interest and amortization expense related to convertible debt, net of tax	922	905	—	3,610

Net income (loss) on an as-if-converted basis	$33,945	$14,171	$11,779	$42,028

Effect of convertible debt on weighted average shares outstanding—diluted	6,280	6,280	—	6,280

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage, collectively referred to as agribusiness, and (4) marketing and logistics services of Company-produced and third-party ethanol, distillers grains, corn oil, and other commodities and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Ethanol production	$491,276	$535,512	$1,909,243	$2,133,921
Corn Oil Production	14,324	14,508	57,844	44,857
Agribusiness	149,908	170,505	584,684	554,140
Marketing and distribution	723,850	766,469	2,867,631	3,064,965
Intersegment eliminations	(495,651)	(564,203)	(1,942,532)	(2,244,171)

	$883,707	$922,791	$3,476,870	$3,553,712

Gross profit (loss):
Ethanol production	$15,715	$23,130	$(4,895)	$87,010
Corn Oil Production	7,183	8,969	32,388	27,067
Agribusiness	8,616	14,324	35,973	34,749
Marketing and distribution	10,593	5,779	32,362	23,112
Intersegment eliminations	(136)	(149)	943	294

	$41,971	$52,053	$96,771	$172,232

Operating income (loss):
Ethanol production	$12,042	$21,058	$(20,393)	$73,242
Corn Oil Production	7,129	8,958	32,140	26,999
Agribusiness	51,114	7,787	60,030	11,721
Marketing and distribution	6,744	2,397	17,290	9,475
Intersegment eliminations	(136)	(139)	977	334

Segment operating income	76,893	40,061	90,044	121,771
Corporate activities	(8,458)	(7,877)	(25,159)	(22,758)

	$68,435	$32,184	$64,885	$99,013

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Ethanol sold (thousands of gallons)	169,159	180,955	677,082	721,535
Ethanol produced (thousands of gallons)	168,476	180,662	676,834	721,348
Distillers grains sold (thousands of equivalent dried tons)	486	511	1,882	2,047
Corn consumed (thousands of bushels)	59,816	64,405	238,740	255,437

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Revenues in the ethanol production segment decreased by $44.2 million for the three months ended December 31, 2012 compared to the same period in 2011. The decrease in revenue was due to lower average prices for ethanol and the decision, in response to unfavorable operating margins, to temporarily reduce ethanol production volumes at certain ethanol plants. The ethanol production segment produced 168.5 million gallons of ethanol, which represents approximately 91 percent of production capacity, during the three months ended December 31, 2012.

Cost of goods sold in the ethanol production segment decreased by $36.8 million for the three months ended December 31, 2012 compared to the same period in 2011. Consumption of corn decreased by 4.6 million bushels and the average cost per bushel increased by 17.7% during the three months ended December 31, 2012 compared to the same period in 2011. Average ethanol yield was 2.82 gallons per bushel for the three months ended December 31, 2012 compared to 2.81 gallons per bushel in the same period in 2011. The slight yield increase was primarily due to process improvements implemented throughout the platform and slowed production rates at certain of our plants. Depreciation and amortization expense for the ethanol production segment was $11.0 and $11.2 million during each of the three month periods ended December 31, 2012 and 2011, respectively. As a result of the factors identified above, gross profit and operating income in the ethanol production segment decreased by $7.4 million and $9.0 million, respectively, for the three months ended December 31, 2012 compared to the same period in 2011.

Corn Oil Production Segment

Revenues in the corn oil production segment decreased by $0.2 million for the three months ended December 31, 2012 compared to the same period in 2011. During the three months ended December 31, 2012, Green Plains sold 36.6 million pounds of corn oil compared to 31.9 million pounds in the same period in 2011. The increase in volume was offset by a 13.5% decrease in average price for the three months ended December 31, 2012 compared to the same period in 2011. Average corn oil yield increased to 0.61 pounds per bushel for the three months ended December 31, 2012 compared to 0.50 pounds per bushel in the same period in 2011 primarily due to process improvements.

Agribusiness Segment

The table below presents key operating data within the agribusiness segment for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Grain sold (thousands of bushels)	12,459	17,697	60,826	69,336
Fertilizer sold (tons)	20,388	25,948	55,514	64,749

Within the agribusiness segment, revenues decreased by $20.6 million, gross profit decreased by $5.7 million and operating income increased by $43.3 million for the three months ended December 31, 2012 compared to the same period in 2011. The decline in revenues was caused by the disposition of 12 grain elevators in early December 2012, partially offset by increased grain prices as a result of the 2012 drought. The drought also caused an early harvest season which accelerated the timing of gross profit recognition between the third and fourth quarters of 2012. Operating income for the three months ended December 31, 2012 includes a gain on disposal of assets of $47.1 million. Selling, general and administrative expenses for the segment decreased by $2.0 million between the periods due to the sale completed in early December.

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Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $42.6 million for the three months ended December 31, 2012 compared to the same period in 2011. The decrease in revenues was primarily due to lower average prices of ethanol and corn oil and lower volumes of ethanol and distillers grains sold. Ethanol revenues decreased by $43.6 million which was partially offset by an increase in distillers grains revenues of $1.2 million. Revenues and gross profit from railcar leasing for the three months ended December 31, 2012 were $5.5 million and $4.3 million, respectively. The Company sold 258.6 million gallons of ethanol within the marketing and distribution segment during the three months ended December 31, 2012 compared to 259.3 million gallons during the same period in 2011. Gross profit and operating income for the marketing and distribution segment increased by $4.8 million and $4.3 million, respectively, for the three months ended December 31, 2012 compared to the same period in 2011 primarily due to profits realized from railcar leasing, which was initiated during 2012.

Non-GAAP Reconciliations

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income attributable to Green Plains	$33,023	$13,266	$11,779	$38,418
Net loss attributable to noncontrolling interests	(3)	(5)	(16)	(205)
Interest expense	8,780	9,206	37,521	36,645
Income tax expense	26,142	9,495	13,393	23,686
Depreciation and amortization	12,907	13,228	52,828	50,076

EBITDA	$80,849	$45,190	$115,505	$148,620

Gain on the Sale of Agribusiness Assets

For the quarter ended December 31, 2012, net income attributable to Green Plains was $33.0 million, or $0.94 per diluted share. The sale of 12 grain elevators in December 2012 resulted in an after-tax gain of $26.3 million, or $0.73 per diluted share. Excluding the gain on the sale, net income attributable to Green Plains was $6.7 million, or $0.21 per diluted share for the quarter ended December 31, 2012..

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Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	December 31,	December 31,
	2012	2011
ASSETS
Current assets	$568,035	$576,420
Property and equipment, net	708,110	776,789
Other assets	73,589	67,619

Total assets	$1,349,734	$1,420,828

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$432,384	$360,965
Long-term debt	362,549	493,407
Other liabilities	64,299	61,099

Total liabilities	859,232	915,471
Total stockholders’ equity	490,502	505,357

Total liabilities and stockholders’ equity	$1,349,734	$1,420,828

At December 31, 2012, Green Plains had $280.1 million in total cash and equivalents and $121.4 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at December 31, 2012 was $663.3 million, including $144.1 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of December 31, 2012, Green Plains had total assets of approximately $1.3 billion and total stockholders’ equity of approximately $490.5 million. As of December 31, 2012, Green Plains had approximately 29.7 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

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